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                                                                    EXHIBIT 23.4

                CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.


     As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the inclusion of (i) our summary report entitled "Revised Letter Report Including 46 Reports Prepared by Williamson Petroleum Consultants, Inc. for Pioneer Natural Resources USA, Inc. to the Interests of Limited Partners or the Converted Limited Partners in Various Parker & Parsley Partnerships Managed by Pioneer Natural Resources USA, Inc. Effective December 31, 2000, for Disclosure to the Securities and Exchange Commission, Williamson Project 0.8839," dated August 20, 2001, included as Appendix C, and (ii) our summary letter entitled "Summary Letter including 46 Reports of Review of Estimates Prepared by Pioneer Natural Resources USA, Inc. of Oil and Gas Reserves and Associated Future Net Revenue to the Interests of the Limited Partners or the Converted Limited Partners in Various Parker & Parsley Partnerships Managed by Pioneer Natural Resources USA, Inc., Effective March 31, 2001, Williamson Project 1.8859," dated August 17, 2001, included as Appendix B, and to all references to our firm included in or made a part of the Pioneer Natural Resources Company Amendment No. 2 Registration Statement on Form S-4 filed on August 22, 2001.



                                    /s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.
                                    ------------------------------------------
                                    WILLIAMSON PETROLEUM CONSULTANTS, INC.





Midland, Texas

August 22, 2001